Exhibit 27(d)39

Contract Amendment

The Company has issued this amendment as a part of the Entire Contract. If there are any conflicts between this amendment and all forms issued with the Contract Number indicated below, the provisions of this amendment will prevail. This amendment has been issued by the Company on the Amendment Issue Date and is effective as of the Amendment Effective Date. The Amendment Issue Date and Amendment Effective Date are shown below. Defined terms and contractual provisions are set forth in the Contract Number indicated below or are added in this amendment.

Contract Number:	[870152]
Amendment Issue Date:	[05/20/2025]
Amendment Effective Date:	[05/20/2025]

A change has been made to the Early Reallocation Maximum.

Early Reallocation Maximum:	[12 Business Days per Index Year]

In all other respects, the provisions, conditions, exceptions, and limitations contained in the Contract Number indicated above remain in force, unchanged, and apply to this amendment.

Signed for the Company at its home office.

Allianz Life Insurance Company Of North America

[ /s/ Gretchen Cepek	/s/ Jasmine M. Jirele]
[Gretchen Cepek]	[Jasmine M. Jirele]
Secretary	President and CEO
USA-3131	1	[Early Reallocation Amendment]